EXHIBIT 99.1

N E W S   R E L E A S E

HAVERTYS REPORTS RESULTS FOR THIRD QUARTER 2010

ATLANTA, GEORGIA, November 3, 2010 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports third quarter 2010 operating results, with increased sales of 3.4% and improved earnings.  The earnings per share for the third quarter of 2010 are $0.05 compared to $0.02 for the same period of 2009.  The earnings for the nine months ended September 30, 2010 are $0.13 compared to a loss per share of ($0.62) for 2009.

Clarence H. Smith, president and chief executive officer, said, “Although our performance in 2010 has improved over last year, we have previously reported a softening of demand trends in the most recent months.  The fourth quarter is historically our strongest of the year and our results will be against more difficult comparisons. We are confident that our shopping experience, both in-store and on-line, the stylish and affordable merchandise we offer, excellent service and strength of our brand will allow us to continue to grow market share.  Our ongoing evaluation of stores will result in future new store locations and the exiting of other sites similar to our entrance in the Columbus, Georgia market in October and the closing of our Abilene, Texas location in December.  We will also be investing in our operations to upgrade information systems.  The competitive advantages that we have developed and our financial strength will support our efforts in growing our business.”

Financial Highlights

Third Quarter 2010 Compared to Third Quarter 2009
•	Net sales increased 3.4% to $157.1 million and comparable store sales increased 4.3%.
•
Gross profit margins were 51.3% as a percent of sales compared to 52.1%.  The decrease is mostly due to the negative impact of a $0.4 million (0.3% of sales) increase in the LIFO inventory reserve due to inflation compared to the positive impact of a $0.5 million (0.3% of sales) reduction in the reserve in 2009.

•
Selling, general and administrative costs decreased 1.1% as a percent of net sales.  Occupancy costs continued to benefit from lower depreciation expense and improved efficiencies were realized in most major cost categories.

•
Income tax expense includes a decrease to our valuation allowance on deferred tax assets of $0.4 million, an increase of $0.02 in per share earnings compared to the prior period increase in the allowance of $0.1 million, which had a negligible impact on earnings per share.

•	Our retail store count at September 30 was 118 versus 121.

Nine Months ended September 30, 2010 Compared to Same Period of 2009
    • Net sales increased 7.6% to $458.2 million and comparable store sales increased 9.0%.
•
Gross profit margins remained flat at 51.5% as a percent of sales due to pricing discipline and product mix, offset by the negative impact of a $1.0 million increase in the LIFO inventory reserve compared to a $0.5 million reduction in the reserve in 2009.

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NEWS RELEASE – November 3, 2010 Page 2
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

•	Selling, general and administrative costs decreased by 3.6% as a percent of net sales. Improved efficiencies were realized in the major categories as fixed costs were leveraged.
•
Income tax expense includes a reduction in our valuation allowance on deferred tax assets of $1.1 million, an increase of $0.05 in per share earnings compared to the prior period increase in the allowance of $5.2 million, which decreased earnings $0.24 per share.

Expectations and Other
•	Total delivered sales for the fourth quarter to date of 2010 are 2.5% lower than the same period last year while total written business is up slightly.
•
Gross profit margins for the remainder of the year will be impacted by increased costs as recognized under our LIFO inventory accounting method.  We expect that gross profit margins for the full year will be near the third quarter levels.

•
We closed our store in Bowling Green, Kentucky as its lease expired at the end of the third quarter.  We opened a store in Columbus, Georgia, a new market for us in early October.  During the fourth quarter, we will also close our Abilene, Texas, store as its lease expires.

•	Cash flow from operations for the nine months ended September 30, 2010 was $26.8 million.
•	Cash at the end of the third quarter of 2010 totaled $67.1 million. We have no funded debt and $34.1 million of availability under our credit facility.

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NEWS RELEASE -- November 3, 2010	Page 3

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Condensed Consolidated Statements of Operations
(In thousands, except per share data - Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$157,137	$151,945	$458,248	$425,865
Cost of goods sold	76,558	72,840	222,130	206,376
Gross profit	80,579	79,105	236,118	219,489

Credit service charges	167	267	566	971
Gross profit and other revenue	80,746	79,372	236,684	220,460

Expenses:
Selling, general and administrative	79,272	78,314	233,025	232,052
Interest, net	202	212	616	592
Provision for doubtful accounts	71	150	277	812
Other (income) expense, net	(45)	-	(255)	20
Total expenses	79,500	78,676	233,663	233,476

Income (loss) before income taxes	1,246	696	3,021	(13,016)

Income tax expense	59	195	86	328

Net income (loss)	$1,187	$501	$2,935	$(13,344)

Basic earnings (loss) per share:
Common Stock	$0.05	$0.02	$0.14	$(0.63)
Class A Common Stock	$0.05	$0.02	$0.13	$(0.60)

Diluted earnings (loss) per share:
Common Stock	$0.05	$0.02	$0.13	$(0.62)
Class A Common Stock	$0.05	$0.02	$0.13	$(0.60)

Basic weighted average shares outstanding:
Common Stock	18,472	17,437	18,040	17,386
Class A Common Stock	3,371	3,983	3,637	3,991

Diluted weighted average shares outstanding:
Common Stock	22,013	21,607	21,955	21,377
Class A Common Stock	3,371	3,983	3,637	3,991

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NEWS RELEASE – November 3, 2010	Page 4

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands)

September 30,	December 31,	September 30,
2010	2009	2009
(Unaudited)		(Unaudited)

Assets
Current assets
Cash and cash equivalents	$67,084	$44,466	$46,125
Accounts receivable	13,682	15,299	14,488
Inventories	88,184	93,301	88,188
Prepaid expenses	8,804	8,813	9,229
Other current assets	6,304	6,422	5,042
Total current assets	184,058	168,301	163,072

Accounts receivable, long-term	632	844	977
Property and equipment	172,547	176,363	179,804
Deferred income taxes	11,249	9,114	7,730
Other assets	5,674	6,311	6,367

	$374,160	$360,933	$357,950

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$21,179	$19,128	$18,461
Customer deposits	17,849	14,002	19,470
Accrued liabilities	32,166	30,208	30,549
Deferred income taxes	7,450	7,750	6,901
Current portion of lease obligations	501	357	337
Total current liabilities	79,145	71,445	75,718

Lease obligations, less current portion	8,727	6,826	6,929
Other liabilities	33,938	38,105	42,341
Total liabilities	121,810	116,376	124,988

Stockholders' equity	252,350	244,557	232,962

	$374,160	$360,933	$357,950

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NEWS RELEASE -- November 3, 2010	Page 5

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(In thousands - Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from Operating Activities
Net income (loss)	$2,935	$(13,344)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	12,689	14,809
Share-based compensation expense	1,373	1,363
Provision for doubtful accounts	277	812
Deferred income taxes	(2,322)	93
Net gain on sale of property and equipment	(107)	(19)
Other	(212)	300

Changes in operating assets and liabilities	12,213	34,342

Net cash provided by operating activities	26,846	38,356

Cash flows from Investing Activities
Capital expenditures	(6,906)	(1,921)
Proceeds from sale-leaseback transaction	-	6,625
Proceeds from sale of property and equipment	207	29
Other investing activities	-	43

Net cash (used in) provided by investing activities	(6,699)	4,776

Cash flows from Financing Activities
Proceeds from borrowings under revolving credit facility	-	5,800
Payments of borrowings under revolving credit facility	-	(5,800)

Net change in borrowings under revolving credit facility	-	-
Payments on lease obligations	(255)	(229)
Proceeds from exercise of stock options	3,319	-
Other financing activities	(593)	(475)

Net cash provided by (used in) financing activities	2,471	(704)

Increase in cash and cash equivalents during the period	22,618	42,428

Cash and cash equivalents at beginning of period	44,466	3,697

Cash and cash equivalents at end of period	$67,084	$46,125

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NEWS RELEASE -- November 3, 2010	Page 6

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Valuation Allowance and GAAP to Non-GAAP Reconciliation

Our income tax expense (benefit) in 2010 and 2009 included a non-cash (benefit) or charge for a valuation allowance related to our deferred tax assets.  The adjustments to this valuation allowance do not result in ongoing cash expenditures, and, in our view, do not otherwise have a material impact on our ongoing business operations. Accordingly, we believe that providing non-GAAP financial measures that exclude the impact of this valuation expense allows investors and analysts to make meaningful comparisons of our ongoing core business operating results.  The following table excludes the effect of changes in this valuation allowance from our calculation of the following: non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per common share and reconciles these amounts to our GAAP results (amounts in thousands except per share data).  Because of rounding the per share data will not necessarily add.

	Quarter Ended				Quarter Ended
	September 30, 2010				September 30, 2009
	GAAP		Non-GAAP		GAAP		Non-GAAP

Increase before income taxes	$1,246	$0.06	$1,246	$0.06	$696	$0.03	$696	$0.03

Income taxes:
Current and deferred
tax expense	448	0.02	448	0.02	102	0.00	102	0.00
Valuation allowance (decrease)
increase	(389)	(0.02)			93	0.00

Total tax expense	59	0.00	448	0.02	195	0.00	102	0.00

Net income	$1,187	$0.05	$798	$0.04	$501	$0.02	$594	$0.03

	Nine Months Ended				Nine Months Ended
	September 30, 2010				September 30, 2009
	GAAP		Non-GAAP		GAAP		Non-GAAP

Income (loss) before income taxes	$3,021	$0.14	$3,021	$0.14	$(13,016)	$(0.61)	$(13,016)	$(0.61)

Income taxes:
Current and deferred
tax expense (benefit)	1,148	0.05	1,148	0.05	(4,870)	(0.23)	(4,870)	(0.23)
Valuation allowance (decrease)
increase	(1,062)	(0.05)			5,198	0.24

Total tax expense (benefit)	86	0.00	1,148	0.05	328	0.01	(4,870)	(0.23)

Net income (loss)	$2,935	$0.13	$1,873	$0.09	$(13,344)	$(0.62)	$(8,146)	$(0.38)

Havertys, established in 1885, is a full-service home furnishings retailer with 119 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle  to upper-middle price ranges.  Additional information is available on the company's website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

The company will sponsor a conference call Thursday, November 4, 2010 at 10:00 a.m. Eastern Daylight Time to review the first quarter.  Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

Contacts:
Haverty Furniture Companies, Inc.
Dennis L. Fink, 404-443-2900
EVP & CFO
or
Jenny Hill Parker, 404-443-2900
SVP, Finance, Secretary and Treasurer

Source: Haverty Furniture Companies, Inc.